Exhibit (d)(3)

FORM OF 2003 EQUITY INCENTIVE PLAN OPTION AGREEMENT FOR FRENCH EMPLOYEES

PALMSOURCE, INC.

2003 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR EMPLOYEES IN FRANCE

Grant #

PalmSource, Inc. (the “Company”) hereby grants you, [NAME OF EMPLOYEE] (the “Employee”), a stock option under the Company’s 2003 Equity Incentive Plan (the “U.S. Plan”) and the Rules of the PalmSource, Inc. 2003 Equity Incentive Plan for Employees in France (the “French Plan,” collectively the U.S. Plan and the French Plan shall be referred to as the “Plan”), to purchase shares of common stock of the Company (“Shares”). The date of this Agreement is [DATE] (the “Grant Date”). In general, the latest date this option will expire is [INSERT DATE 9 YEARS AND SIX MONTHS AFTER GRANT DATE] (the “Expiration Date”). However, as provided in Appendix A (attached hereto), this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares Purchasable with this Option: [NUMBER A]

Purchase Price per Share: $[NUMBER B]

Scheduled Vesting Dates:	Number of Shares:
Vesting Commencement Date	[ENTER DATE	]

Each month following [the Vesting Commencement Date] beginning in the first month following the Vesting Commencement Date	[1/24 OF NUMBER A	]

Your signature below indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 3 through 5 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

PALMSOURCE, INC.		EMPLOYEE

By

	Title:	[NAME]

APPENDIX A

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1. Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the maximum number of Shares set forth on the first page of this Agreement.

2. Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be equal to the per Share price set forth on the first page of this Agreement.

3. Vesting Schedule. Except as otherwise provided in this Agreement or the Plan, the right to exercise this option will vest as provided under the “Scheduled Vesting Dates” set forth on the first page of this Agreement. Shares scheduled to vest on any such date actually will vest only if the Employee has not incurred a Termination of Service prior to such date. Notwithstanding anything in this Paragraph 3 to the contrary, and except as otherwise provided by the Committee or applicable laws, vesting of this option shall be suspended during any unpaid leave of absence other than military leave. Whether vested or not, this option generally is not exercisable until the fourth anniversary of the Grant Date.

4. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than death or Disability (as defined below in Paragraph 4), the Employee may, within three (3) months after the date of such Termination of Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. To the extent that a portion of this option is vested on the date of Employee’s Termination of Service but not yet exercisable as provided in the French Plan, the Employee may exercise that portion of this option within three (3) months after the Exercise Date as specified in Article 2 of the French Plan. If, on the date of Employee’s Termination of Service, the Employee is not vested as to this entire option, the Shares covered by the unvested portion of this option shall revert to the Plan. If, after Employee’s Termination of Service, the Employee does not exercise this option within the time specified by this Agreement, this option shall terminate, and the Shares covered by this option shall revert to the Plan.

5. Disability or Death of Employee. In the event of the Employee’s Termination of Service due to Disability as defined in accordance with categories 2 and 3 under Section L. 341-4 of the French social security code, the Employee may, within one (1) year after the date of such Termination or Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. The holding period restricting the exercisability of this option as specified in Article 2 of the French Plan will not apply in case of Disability as described in Section L. 341-4 of the French social security code provided conditions set forth under Section 91-ter of the Exhibit II of the French tax code are satisfied. In the event that the Employee dies while in the employ of the Company and/or an Affiliate or during the three (3) month or one (1) year periods referred to in Paragraph 4 above and this Paragraph, the Employee’s designated beneficiary, or if no beneficiary survives the Employee, the administrator or executor of the Employee’s estate, may, within six (6) months after the date of death, exercise any vested but unexercised portion of the option. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement. The holding period restricting the exercisability of this option as specified in Article 2 of the French Plan will not apply in case of Disability. If, on the date of Employee’s death, the Employee is not vested as to this entire option, the Shares covered by the unvested portion of this option shall revert to the Plan. If, after the Employee’s death, the Employee or Employee’s designated beneficiary or estate does not exercise this option within the time specified by this Agreement, this option shall terminate, and the Shares covered by this option shall revert to the Plan.

6. Persons Eligible to Exercise Option. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this option shall be exercisable during the Employee’s lifetime only by the Employee.

7. Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

8. Exercise of Option. This option may be exercised by the person then entitled to do so as to any Shares which may then be purchased (a) by giving notice of exercise in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income and employment tax and applicable fees, if any, the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under Paragraph 10 below), and (c) giving satisfactory assurances in the form or manner requested by the Company that the shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof. Exercise of this option, other than through a stock broker-assisted transaction, will be permitted only during the regular business hours of the Company in Sunnyvale, CA. Notwithstanding any contrary provision of this Agreement, if the expiration date of this option falls on a Saturday, Sunday or holiday, the Employee may exercise any vested but unexercised portion of this option at any time prior to the close of business on the first business day following that Saturday, Sunday or holiday. In addition, if the option is to be exercised through a stock broker-assisted transaction, the option must be exercised while the applicable stock market is open for trading and before the option otherwise expires.

9. Conditions to Exercise. Except as provided in Paragraph 8 above or as otherwise required as a matter of law, the Exercise Price for this option may be made in one (1) (or a combination of two (2) or more) of the following forms:

(a) Personal check, a cashier’s check or a credit transfer.

(b) Irrevocable directions to a securities broker approved by the Company to sell all or part of the option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes. (The balance of the sale proceeds, if any, will be delivered to Employee.)

(c) In another form permitted by the Committee in accordance with the terms of the Plan.

10. Tax Withholding and Payment Obligations. The Company and/or an Affiliate will assess their requirements regarding tax, social security payroll tax, payment on account or other tax-related withholding in connection with this option, including the grant, vesting or exercise of this option or sale of shares acquired pursuant to the exercise of this option (“tax-related items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or the Affiliate’s actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company and/or the Affiliate (1) make no representations or undertaking regarding the treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of shares acquired pursuant to the exercise of this option; and (2) do not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability regarding tax-related items. In the event the Company determines that it and/or an Affiliate must withhold any tax-related items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company and/or the Affiliate to enable it to satisfy all withholding requirements and payment on account obligations. The Employee authorizes the Company and/or an Affiliate to withhold all applicable withholding taxes from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or by an Affiliate within legal limits. Furthermore, the Employee agrees to pay the Company and/or an Affiliate any amount of taxes the Company and/or an Affiliate may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or an Affiliate. In addition, the Company may also sell or arrange for the sale of Shares acquired by the Employee to meet the withholding obligations for tax-related items, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. The Employee acknowledges that he or she may not exercise this option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.

11. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

12. Change in Control. In the event of a Change in Control, this option shall be subject to the definitive agreement governing such Change in Control. Such agreement, without the Employee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, may provide for: (a) the assumption of this option by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of options with substantially the same terms as this option, (c) the conversion of this option into an option to purchase the consideration received by the stockholders of the Company in the Change in Control, (d) the termination of this option after the Company shall have provided the Employee with the ability to exercise this option, to the extent then exercisable, for a period of fifteen (15) days or less before the consummation of the Change in Control, or (e) the cancellation of this option after payment to the Employee of an amount in cash or cash equivalents equal to (A) the fair market value of the Shares subject to this option at the time of the Change in Control minus (B) the Exercise Price of the Shares subject to this option at the time of the Change in Control. The Committee may, in its sole discretion, accelerate the exercisability and vesting of this option in connection with any of the foregoing alternatives. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

13. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars and delivered to the Employee (or transferee).

14. Acknowledgement and Waiver. By entering into this Agreement and accepting the grant of this option, the Employee acknowledges that: (a) the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time; (b) the grant of this option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of Shares subject to each option, the exercise price, and the time or times when each option shall be exercisable, will be determined in the sole discretion of the Company; (d) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (e) the Employee’s participation in the Plan is voluntary; (f) the value of this option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employee’s employer, and which is outside the scope of the Employee’s employment contract, if any; (g) this option is not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) the vesting of this option ceases upon Termination of Service for any reason except as may otherwise be explicitly provided in the Plan document; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) this option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, this option grant will not be interpreted to form an employment contract with the Employee’s employer or any Subsidiary or affiliate of the Company; (j) if the underlying Shares do not increase in value, this option will have no value; (k) if the Employee exercises this option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price; (l) no claim or entitlement to compensation or damages arises from termination of this option or diminution in value of this option or Shares purchased through exercise of this option and the Employee irrevocably releases the Company and the Employee’s employer from any such claim that may arise; and (m) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Employee’s employment, the Employee’s right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that the Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, the Employee’s right to exercise this option after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law. For purposes of this Agreement, the transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. In addition, a leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company, or the Affiliate employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement.

15. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 1240 Crossman Avenue, Sunnyvale, California 94089, or at such other address as the Company may hereafter designate in writing.

16. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

17. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. Subject to Article 11 of the French Plan, in the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. The Company may, in its discretion; issue newly issued shares or treasury shares pursuant to this option. If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control. The Company may, in its sole discretion, decide to deliver by electronic means any documents related to this option, the Plan or future options, if any, that may be granted under the Plan, and the Employee hereby consents to receive such documents by electronic delivery.

19. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

21. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

23. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

24. Data Privacy Consent. As a condition of the grant of this option, the Employee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employee’s employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that the Company and its Subsidiaries and Affiliates hold certain personal information about the Employee, including the Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor, for the purpose of implementing, managing and administering the Plan (the “Data”). The Employee further understands that the Company and/or its Subsidiaries and Affiliates may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and that the Company and/or any of its Subsidiaries and Affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the Employee’s country, or elsewhere, and that the recipient’s country may have difficult data privacy laws and protections than the Employee’s country. The Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Employee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Employee may elect to deposit any Shares acquired upon exercise of this option. The Employee understands that the Data will be held only as long as is necessary to implement, administer, and manage the Employee’s participation in the Plan. The Employee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to it, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local Human Resources representative. The Employee understands that refusal or withdrawal of consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

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